EXHIBIT 1

Enerplus Resources Fund
The Dome Tower
3000, 333-7th Avenue SW
Calgary, Alberta T2P 2Z1
Tel 403.298.2200
Fax 403.298.2211
www.enerplus.com
September 5, 2006
FOR IMMEDIATE RELEASE
Enerplus Resources Fund
TSX: ERF.UN
NYSE: ERF

ENERPLUS ANNOUNCES EXECUTIVE APPOINTMENT

Mr. Gordon J. Kerr, President & Chief Executive Officer of Enerplus Resources Fund (“Enerplus”) is pleased to announce the appointment of Mr. Eric Le Dain to the position of Vice President Marketing of Enerplus.

Mr. Le Dain has over 23 years of industry experience, most recently as Executive Director of Energy Marketing for UBS Commodities Canada Ltd. In addition, he has held marketing and engineering positions at Enron Canada, Shell and Husky. Mr. Le Dain holds a Masters of Business Administration from the University of Calgary and a Mechanical Engineering degree from Queen's University.

We welcome Mr. Le Dain to Enerplus and congratulate him on his appointment. His prior experience and expertise will provide strategic insight into the marketing challenges and opportunities that exist for us as we expand our operations into the United States and other resources plays such as oil sands.

For further information, please contact the Investor Relations Department at 1-800-319-6462.

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Gordon J. Kerr
President & Chief Executive Officer
Enerplus Resources Fund

Except for the historical and present factual information contained herein, the matters set forth in this news release, including words such as “expects”, “projects”, “plans” and similar expressions, are forward-looking information that represents management of Enerplus’ internal projections, expectations or beliefs concerning, among other things, future operating results and various components thereof or the economic performance of Enerplus. The projections, estimates and beliefs contained in such forward-looking statements necessarily involve known and unknown risks and uncertainties, which may cause Enerplus’ actual performance and financial results in future periods to differ materially from any projections of future performance or results expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things, those described in Enerplus’ filings with the Canadian and U.S. securities authorities. Accordingly, holders of Enerplus Trust Units and potential investors are cautioned that events or circumstances could cause results to differ materially from those predicted.